Exhibit 10.1
HELIOGEN, INC.

EXECUTIVE EMPLOYMENT AGREEMENT
for
Sagar Kurada

This Executive Employment Agreement (“Agreement”) is entered into by and between Sagar Kurada (the “Executive”) and Heliogen, Inc., a Delaware corporation (the “Employer”).

Whereas, the Employer values the Executive as a critical leader in the Employer’s organization and desires to employ the Executive to provide services to the Employer;

Whereas, the Employer wishes to provide the Executive with certain compensation and benefits in return for the Executive’s continued services as set forth in this Agreement; and

Whereas, the Executive wishes to be employed by the Employer and provide personal services to the Employer in return for certain compensation and benefits as set forth in this Agreement;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.    Employment by the Employer.

1.1    Position. The Employer agrees to employ the Executive in the position of Chief Financial Officer and Head of Strategy and the Executive hereby accepts such employment. The effective date of this Agreement shall be July 10, 2023 (the “Effective Date”). The Executive acknowledges that, for payroll and tax reporting purposes, Executive’s “employer” may be a subsidiary or affiliate of the Employer (including Heliogen Holdings, Inc.). Subject to Section 4 below, during the Executive’s employment with the Employer, the Executive will devote the Executive’s best efforts and substantially all of the Executive’s business time and attention to the business of the Employer, except for vacation and other days off, as set forth in the applicable Employer policy, and reasonable periods of illness or other incapacities permitted by the Employer’s general employment policies, and the Employer’s Employee Handbook (collectively, “Employment Policies”). The Executive will report directly to the Employer’s Chief Executive Officer.

1.2    Duties. The Executive shall serve in an executive capacity and shall perform the customary duties of the Executive’s position, and such duties as are assigned to the Executive from time to time, consistent with the bylaws and Employment Policies of the Employer and as required by the Chief Executive Officer and the Board.

1.3    Location. The Executive’s primary work location shall be the Employer’s office located in Long Beach, California. The Employer reserves the right to reasonably require the Executive to perform the Executive’s duties at other places from time to time, and to require reasonable business travel, including international travel (all subject to reimbursement for applicable travel costs in accordance with Section 2.5).

1.4    Policies and Procedures. The employment relationship between the parties shall also be governed by the Employment Policies and practices of the Employer, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Employment Policies or practices, this Agreement shall control.

2.    Compensation.
2.1    Salary. The Executive shall receive for services to be rendered hereunder a monthly base salary of $37,500 ($450,000 annualized), subject to applicable payroll withholding and deductions, and payable in accordance with the Employer’s regular payroll schedule (“Base Salary”). The Base Salary shall be reviewed annually and is subject to increase in the discretion of the Employer’s Board of Directors (the “Board”) (or any authorized committee thereof).

2.2    Annual Incentive Bonus. The Executive will be eligible to earn an annual incentive bonus in a target amount of one hundred percent (100%) of Base Salary, subject to applicable payroll deductions and withholdings (“Bonus”), based upon the Board’s assessment of the Executive’s achievement of goals established by the Board, as mutually agreed with the Chief Executive Officer, which goals may be objective, subjective, or a combination thereof (each calendar year to which a Bonus relates, a “Bonus Year”). No Bonus is guaranteed and, except as otherwise set forth in Section 5.3, in order to earn any Bonus, the Executive must remain an active employee through the end of the applicable Bonus Year. Payment of any earned Bonus shall be made in the calendar year following the applicable Bonus Year, on or before March 31 of such following calendar year. For the avoidance of doubt, for the 2023 calendar year, Executive’s Bonus, if any, shall be pro-rated for the period of time employed by the Company.

2.3    Benefits. The Executive shall be entitled to all rights and benefits for which the Executive is eligible under the terms and conditions of the standard Employer benefits and compensation practices which may be in effect from time to time and provided by the Employer to its employees generally. The Executive will be eligible for any additional benefits provided to the Employer’s executive employees generally. The Employer may change employee benefits from time to time in its discretion.

2.4    Equity Compensation. As an inducement for the Executive to enter into employment with the Employer, upon the Effective Date, the Employer shall grant the Executive a number of restricted stock units representing 750,000 shares of the Employer’s common stock, which shall be adjusted in connection with any stock splits or other capitalization adjustments following the date of grant as set forth in the Employer’s 2021 Equity Incentive Plan (such grant, the “RSUs”). The vesting commencement date of the RSUs shall be the Effective Date (the “Vesting Commencement Date”). The RSUs shall vest according to the following schedule: 25% of the RSUs shall vest on the first anniversary of the Vesting Commencement Date, and 6.25% of the RSUs shall vest on each of the subsequent twelve (12) Quarterly Dates (as defined below) thereafter, subject to the Executive’s continuous service through each applicable vesting date, except as otherwise provided in Section 5 below. “Quarterly Date” means each of March 15, June 15, September 15, and December 15. The specific terms of the RSUs shall be governed by the terms of the Employer’s 2021 Equity Incentive Plan and form award agreement thereunder. The Executive shall be entitled to be considered for additional equity grants beginning in fiscal year 2024 on the same basis as similarly situated executives of the Employer, as approved by the Board (or a committee thereof) in its sole, good faith discretion.

2.5    Business Expenses. The Employer will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities for the Employer, subject to such reasonable substantiation and documentation as may be required by the Employer, and subject to any other reasonable restrictions on or policies governing such expenses as set by the Employer from time to time.

3.    Proprietary Information Obligations.

3.1    Confidentiality Agreement. As a condition of the Executive’s ongoing employment, the Executive agrees to execute and abide by the Employee Confidentiality & Non-Disclosure Agreement entered into between the Executive and the Employer, a copy of which is attached hereto as Exhibit A.

3.2    Third Party Agreements and Information. The Executive represents and warrants that the Executive’s employment by the Employer will not conflict with any employment, consulting, restrictive covenant, non-disclosure, or other agreements or continuing obligations with any third party, and that the Executive will perform the Executive’s duties to the Employer without violating any such agreement(s) and obligations. The Executive represents and warrants that the Executive does not possess confidential information arising out of prior employment, consulting, or other third-party relationships, which would be used in connection with the Executive’s employment by the Employer, except as expressly authorized by that third party. During the Executive’s employment by the Employer, the Executive will use in the performance of the Executive’s duties only information which is generally known and used by persons with training and experience comparable to the Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Employer or by the Executive in the course of the Executive’s work for the Employer.

4.    Outside Activities During Employment.

4.1    Exclusive Employment. The Executive shall devote the Executive’s best efforts and substantially all of the Executive’s business time and attention to the Executive’s duties and responsibilities as Chief Financial Officer and Head of Strategy except as otherwise provided in Section 1.1; provided, that it shall not be a violation of the foregoing for the Executive to (a) serve on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (b) participate in charitable, civic, educational, professional, community or industry affairs, or (c) manage Executive’s personal investments, so long as such activities do not, individually or in the aggregate, materially interfere or conflict with the Executive’s duties hereunder or conflict or compete with the business of the Company.

4.2    Noncompetition. During the Executive’s employment by the Employer, except on behalf of the Employer, the Executive will not directly or indirectly, whether as an officer, director, stockholder, member, manager, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, or be employed by any other person, corporation, firm, partnership or other entity whatsoever which were known by the Executive to compete directly with the Employer, throughout the world, in the solar renewable energy area. Anything above to the contrary notwithstanding, nothing in this Agreement shall prevent or restrict the Executive from: (a) owning, as a passive investor, securities of or other interests in any competitor corporation, firm, partnership or other entity, so long as the Executive’s direct holdings in any one such corporation, firm, partnership or other entity shall not in the aggregate constitute more than three percent (3%) of the voting securities of such corporation, firm, partnership or other entity, (b) owning a passive equity interest in a private debt or equity investment fund in which the Executive does not have the ability to control or influence any investment decisions or exercise any managerial influence over such fund, or (c) managing the personal finances of the Executive or the Executive’s immediate family, or with respect to the trust and estate planning for the Executive or the Executive’s immediate family, subject to the restrictions otherwise set forth in this Agreement.

5.    Termination Of Employment.

5.1    At-Will Relationship. The Executive’s employment relationship is at-will. Either the Executive or the Employer may terminate the employment relationship at any time, with or without Cause, with or without Good Reason or advance notice. Upon any termination of the Executive’s employment, the Executive shall be deemed to have resigned from any other office or position the Executive holds with the Employer and all of its subsidiaries and affiliates, effective as of the Separation Date (as defined below).

5.2    Payments upon Termination. Upon termination of the Executive’s employment for any reason, the Executive shall be paid or provided all accrued but unpaid Base Salary through the Executive’s last day of employment (the “Separation Date”), any earned but unpaid Bonus, reimbursement for any unreimbursed expenses pursuant to Section 2.5, and any vested payments, amounts, or benefits to which the Executive is entitled under the terms of the Employer’s employee benefit plans or equity compensation arrangements in accordance with their terms (collectively, the “Accrued Payments”).

5.3    Qualifying Termination. Upon a Qualifying Termination, the Executive will receive the Accrued Payments and, provided the Executive remains in compliance with the terms of this Agreement and has met the requirements of the Release Obligation, the following severance benefits (the “Severance Benefits”):

(a)     The Company shall provide the Executive, as severance, the following benefits:

(i)    nine (9) months of the Executive’s then-current Base Salary (disregarding any reduction that may have given rise to Good Reason) (the “Cash Severance”). The Severance will be paid in equal bi-weekly installments as a continuation on the Employer’s regular payroll for a period of nine (9) months (the “Severance Period”), beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th)

day after the Executive’s Separation from Service, provided the Executive has fulfilled the Release Obligation. The Severance will be subject to all applicable withholding and deductions; and

(ii)     If Executive is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following Executive’s Qualifying Termination, the Company will pay Executive’s COBRA group health insurance premiums (the “COBRA Severance”) for Executive and Executive’s eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following Executive’s Qualifying Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of Executive’s eligibility for continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to Executive, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If Executive becomes eligible for coverage under another employer’s group health plan, Executive must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease, and

(b)     If, following the end of the Bonus Year in which the Executive’s Qualifying Termination occurs, the Board determines in good faith that the applicable Bonus objectives and milestones for that Bonus Year have been achieved, Executive will receive a Bonus, as so determined by the Board and pro-rated based on the date of the Executive’s Qualifying Termination (the “Bonus Severance”). The Bonus Severance will be paid to the Executive pursuant to the payment timing provisions set forth in Section 2.2, subject to all applicable deductions and withholdings.

5.4    Qualifying Termination in Connection with a Change in Control. Upon a Qualifying Termination that occurs upon or within twelve (12) months following a Change in Control, the Executive shall receive (i) the Accrued Payments, and (ii) provided the Executive remains in compliance with the terms of this Agreement and has met the requirements of the Release Obligation, (w) the Cash Severance, (x) the COBRA Severance, (y) in lieu of the Bonus Severance, an amount equal to the Executive’s target Bonus for the Bonus Year in which the Executive’s Involuntary Termination occurs and (z) the unvested portion of all outstanding options, restricted stock unit awards, and other equity awards covering the Employer’s common stock that are held by the Executive as of immediately prior to the Qualifying Termination, to the extent such equity awards would otherwise have vested solely conditioned on the Executive’s continued services with the Company, shall accelerate and vest in full effective as of the earliest date the Executive fulfills the Release Obligation, but shall be deemed effective as of the Executive’s employment termination date.

5.5    Non-Qualifying Termination. Upon a Non-Qualifying Termination, the Executive will only receive the Accrued Payments and will not be eligible to receive any Severance Benefits.

5.6     Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)     “Cause”: shall mean any one or more of the following: (a) the Executive’s willful and continued failure substantially to perform duties (other than as a result of total or partial Disability); (b) conviction of, including a plea of guilty or nolo contendere to, a felony or of a crime involving dishonesty or moral turpitude, including, without limitation, any act or crime involving misappropriation or embezzlement of Employer assets or funds; (c) willful malfeasance or willful misconduct in connection with the Executive’s duties hereunder; (d) the Executive’s material breach of any written agreement between the Executive and the Employer, including this Agreement and the Employer’s Employee Handbook, or of the Executive’s duty of loyalty to the Employer or its stockholders; and (e) the Executive’s noncompliance with or breach of any restrictive covenant, non-disclosure, or similar agreement(s) or continuing obligations with or to any third party, as determined by the Board in its reasonable, good faith discretion; provided, that “Cause” pursuant to the foregoing clauses (a), (c), or (d) shall exist only (i) if such Cause event results in or is likely to result in material damage to the Employer and its subsidiaries, taken as a whole, and (ii) after the Employer (or its subsidiaries) provides the Executive with written notice of the applicable Cause event (which specifically identifies, in reasonable detail, the basis for alleging a Cause event) and the Executive fails to cure the same (to the extent capable of cure) within thirty (30) days after receipt of such notice.

(b)     “Change in Control”: shall have the meaning set forth in the Heliogen, Inc. 2021 Equity Incentive Plan.

(c)    “Disability”: shall mean the Executive’s incapacity to perform the essential functions of the Executive’s job for a period of ninety (90) consecutive calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period, provided that the Board shall terminate for Disability only in compliance with the Family Medical Leave Act, the Americans with Disabilities Act, and applicable corresponding state laws.

(d)    “Good Reason” Good Reason shall exist for the Executive to terminate employment in the event of, without the Executive’s written consent: (a) a diminution in the Executive’s title, duties, authorities, or responsibilities; (b) a change in the Executive’s reporting relationship such that the Executive is no longer reporting directly to the Chief Executive Officer; (c) a reduction in the Executive’s Base Salary (other than a reduction, not to exceed 10%, as part of a proportionate, “across-the-board” salary reduction applicable to the Employer’s other executive officers, unless otherwise mutually agreed with the Executive), or target Bonus, or the Employer’s material breach of this Agreement; (d) a requirement by the Employer to relocate the Executive’s primary workplace that results in an increase in the Executive’s one-way driving distance by more than twenty-five (25) miles from the Executive’s then-current principal residence (provided, for the avoidance of doubt, that any requirement that the Executive physically work in the Employer’s Long Beach, California office location shall not constitute Good Reason). In order to resign for Good Reason, the Executive must first provide written notice to the Board of the condition(s) allegedly giving rise to Good Reason no later than thirty (30) days of learning of such condition(s), setting forth with particularity the condition(s) alleged to give rise to Good Reason and the Employer shall then have a period of thirty (30) days after receipt of the notice in order to cure such condition(s). If the condition(s) are not cured, the Executive must then resign from the Executive’s employment and any other office or position the Executive holds with the Employer and all of its subsidiaries and affiliates within thirty (30) days after the end of such cure period.

(e)     “Non-Qualifying Termination”: means (a) the Executive’s employment was terminated by the Employer for Cause; (b) the Executive’s employment was terminated by the Executive without Good Reason; (c) the Executive’s employment was terminated due to the Executive’s death or Disability; or (d) the Executive’s employment was terminated by either the Executive or the Employer for any other reason other than a Qualifying Termination, as determined by the Board in its sole discretion.

(f)    “Qualifying Termination”: means (a) the Executive’s employment was terminated by the Employer without Cause or by Executive with Good Reason; and (b) the Executive has met the requirements of the Release Obligation. A Qualifying Termination does not include any other termination of the Executive’s employment, including a termination due to the Executive’s death or Disability.

(g)    “Release Obligation”: means that the Executive has signed a general release and waiver of claims in favor of the Employer and its affiliates that is substantially in the form of Exhibit B hereto (the “Separation Agreement”) and allowed the release and waiver to become fully effective without revocation within sixty (60) days following the Separation Date.

6.    Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (collectively, “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A. The Executive’s right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Employer at the time of the Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Employer are deemed to be “non-qualified deferred compensation” subject to Section 409A, then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to the Executive prior to the earliest of (a) the expiration of the six-month period measured from the date of Separation from Service, (b) the date of the Executive’s death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided to the Executive hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of the Executive’s taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Employer makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute non-qualified deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

7.    Cooperation with Employer. During and after the Executive’s employment, the Executive will reasonably cooperate with the Employer in responding to the reasonable requests of the Board, Chief Executive Officer, and General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations, or investigations brought by or against the Employer, or its affiliates, agents, officers, directors, or employees, whether administrative, civil or criminal in nature, in which the Employer reasonably deems the Executive’s cooperation necessary or desirable. The Employer shall either (i) reimburse the Executive directly for Executive’s reasonable costs and expenses (including attorneys’ fees) incurred in connection with such cooperation or (ii) furnish such costs and expenses at its own expense (including, but not limited to, providing counsel to the Executive), with the Employer selecting either (i) or (ii) in its discretion. In such matters, the Executive agrees to provide the Employer with reasonable advice, assistance and truthful information, including offering and explaining evidence, providing sworn truthful statements, and participating in discovery and trial preparation and testimony. The Executive also agrees to promptly send the Employer copies of all correspondence (for example, but not limited to, subpoenas) received by the Executive in connection with any such legal proceedings, unless the Executive is expressly prohibited by law from so doing.

8.    Dispute Resolution.

8.1    To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Employer, the Executive and the Employer agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Executive’s employment with the Employer, or the termination of the Executive’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/), in Los Angeles, California or at such other location as agreed to by the Employer and the Executive. The Executive acknowledges that by agreeing to this arbitration procedure, both the Executive and the Employer waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

8.2    All claims, disputes, or causes of action under this arbitration agreement, whether by the Executive or the Employer, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

8.3    This arbitration agreement shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event the Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The Executive will have the right to be represented by legal counsel at any arbitration proceeding.

8.4    Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that the Executive or the Employer would be entitled to seek in a court of law. The Employer shall pay all JAMS arbitration fees in excess of the administrative fees that the Executive would be required to pay if the dispute were decided in a court of law. Nothing in this arbitration agreement is intended to prevent either the Executive or the Employer from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

9.    Other Corporate Matters.

9.1    Indemnification. In addition to being indemnified under the Employer’s bylaws, the Executive and the Employer will promptly enter into an indemnification agreement in substantially the same form provided to other similarly situated officers and directors of the Employer (to the extent the Executive and the Employer have not already entered into such an agreement) and such agreement shall include indemnification of the Executive in connection with any claims against the Executive in the Executive’s capacity as a director or officer of the Employer. The Executive will be named as an insured on the director and officer liability insurance policy currently maintained by the Employer or as may be maintained by the Employer from time to time.

10.    General Provisions.

10.1    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, to the Employer at its primary office location and to the Executive at the Executive’s address as listed on the Employer payroll.

10.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

10.3    Waiver. If either party should waive any breach of any provisions of this Agreement, the party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4    Complete Agreement. This Agreement and its Exhibits constitute the entire agreement between the Executive and the Employer with regard to this subject matter, and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

10.5    Modification. Changes in the Executive’s employment terms, other than those changes expressly reserved to the Employer’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by a duly authorized officer of the Employer.

10.6    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement, and pdf or other facsimile signatures shall be equivalent to original signatures.

10.7    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.8    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Employer, and their respective successors, assigns, heirs, executors and administrators, except that the Executive may not assign any of the Executive’s rights, obligations, or duties hereunder without the written consent of the Employer, which shall not be withheld unreasonably.

10.9    Survival. The Executive’s duties and obligations under the Employee Confidentiality & Non-Disclosure Agreement and Sections 3, 7, 8, and 10 shall survive termination of the Executive’s employment with the Employer.

10.10    Remedies. The Executive acknowledges that a remedy at law for any breach or threatened breach by the Executive of the provisions of the Employee Confidentiality & Non-Disclosure Agreement and Sections 3, 7, and 8, would be inadequate, and the Executive therefore agrees that the Employer shall be entitled to injunctive relief in case of any such breach or threatened breach, in addition to any other remedies available to the Employer.
i.
10.11    Attorneys’ Fees. If either party hereto brings any action to enforce its rights hereunder, the party successful in enforcing this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action.

10.12    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without giving effect to choice of law principles.

In Witness Whereof, the parties have executed this Agreement on the dates set forth below, to become effective as of the Effective Date.

Heliogen, Inc.

By:	/s/ Christie Obiaya
Name:	Christie Obiaya
Title:	Chief Executive Officer
Date:	July 6, 2023
Accepted and agreed this 6th day of July, 2023

/s/ Sagar Kurada
Sagar Kurada